EXHIBIT 99.1

          PRESS RELEASE


          For More Information, Call:       For Release on January 30, 1995
          Dr. Francis X. Wazeter,
           Chief Executive Officer and
           Chairman of the Board



          International Research and Development Corporation (IRDC) announced today that there have been accounting irregularities with respect to its Carme subsidiary in Novato, California.
          These accounting irregularities appear to be primarily the result of the recording by Carme of sales of products which did not occur. The President of IRDC, the General Manager of Carme and one other Carme employee have been dismissed. Francis X. Wazeter, Ph.D., Chairman and Chief Executive Officer of IRDC has been elected to the additional office of President and Chief Operating Officer. The Audit Committee is continuing its analysis of these irregularities with the assistance of legal counsel.

          Carme is engaged in the manufacture and sale of specialty skin care products. This business is distinct from IRDC's core business, being the performance of safety evaluation studies of drugs and their components.

          Although management is unable at this time to determine the precise impact of these irregularities, results of operations for fiscal 1993 and certain quarters thereof, as well as the first two quarters of 1994 will require restatement. The adjustments for fiscal 1993 and 1994 periods are not expected to exceed the previously reported net income for such periods. Management estimates that the restatement will result in a reduction of stockholders equity of approximately $1.2 million.

          International Research and Development Corporation (IRDC) is engaged in pre-clinical and clinical safety evaluation studies. Studies are performed on behalf of various manufacturers of such products, both foreign and domestic, and on behalf of governmental agencies.

          IRDC also is a manufacturer and distributor of cosmetics and skin care products through its subsidiary, Carme, Inc., as well as certain medical and health care products and services through another of its subsidiaries, Medical Surgical Specialties, Ltd.

          The common stock of International Research and Development Corporation is traded in the over-the-counter national market. The NASDAQ symbol for the common stock is IRDV.